P R E S S R E L E A S E	Exhibit 99.1 Corporate Headquarters 355 South Grand Avenue Suite 3100 Los Angeles, CA 90071 United States T 213.613.3333 F 213.613.3005 www.cbre.com

FOR IMMEDIATE RELEASE — May 14, 2003

For further information: Kenneth Kay Senior Executive Vice President and Chief Financial Officer CB Richard Ellis 213.613.3420	Ronald Platisha Executive Vice President-Finance CB Richard Ellis 310.354.6044

CBRE Holding, Inc. Reports Improved First Quarter 2003 Results

Los Angeles, CA (May 14, 2003) — CBRE Holding, Inc., parent corporation of CB Richard Ellis Services, Inc., one of the world’s leading real estate services companies, today reported its results for the three months ended March 31, 2003.

Revenue totaled $263.7 million for the first quarter ended March 31, 2003 as compared to $224.0 million for the first quarter ended March 31, 2002.  Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) for the first quarter totaled $17.0 million, a $6.5 million or 61.9% increase from last year’s same period results.

On May 15, 2003, at 7:00 a.m. Pacific time, the Company will hold a conference call with its bondholders to discuss its results for the quarter ended March 31, 2003.  To access the call, dial 800-553-0288, access code 684878 (outside the United States, please call 612-333-4911).  A transcript of the call will be available at www.cbre.com for review for twelve months after the call.

Headquartered in Los Angeles, CBRE Holding, Inc. is one of the world’s leading real estate services companies. With approximately 9,500 employees, the Company serves real estate owners, investors and occupiers throughout approximately 250 owned and affiliated offices in 47 countries. The Company’s core services portfolio includes property sales, leasing and management, corporate services, facilities and project management, mortgage banking, investment management, capital markets, appraisal and valuation, research and consulting.  The Company reported net revenues of $1.17 billion in 2002.  For more information about CB Richard Ellis, visit the Company’s website at www.cbre.com.

CBRE HOLDING, INC.

OPERATING RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Revenue from real estate services	$	$223,990

Costs and expenses:
Cost of services	123,599	99,054
Operating, administrative and other	126,175	115,853
Depreciation and amortization	6,171	7,592
Equity income from unconsolidated subsidiaries	(3,063)	(2,005)
Merger-related and other nonrecurring charges	-	582
Total costs and expenses	252,882	221,076

Operating income	10,842	2,914
Interest income	1,075	864
Interest expense	14,324	16,017

Loss before benefit for income tax	(2,407)	(12,239)
Benefit for income tax	(1,060)	(6,144)

Net loss	$(1,347)	(6,095)

EBITDA	$17,013	10,506

EBITDA margin	6.5%	4.7%

EBITDA is calculated as follows:

	Three Months Ended March 31,
	2003	2002
Operating income	$10,842	$2,914

Add:
Depreciation and amortization	6,171	7,592

EBITDA	$17,013	$10,506

EBITDA represents earnings before net interest expense, income taxes, depreciation and amortization of intangible assets relating to acquisitions.  Management believes that the presentation of EBITDA will enhance a reader’s understanding of the Company’s operating performance.  EBITDA is also a measure used by senior management to evaluate the performance of the Company’s various lines of business and for other required or discretionary purposes, such as the use of EBITDA as a significant component when measuring performance under the Company’s employee incentive programs.  Additionally, many of the Company’s debt covenants are based upon a measure similar to EBITDA.  EBITDA should not be considered as an alternative to (i) operating income determined in accordance with accounting principles generally accepted in the United States or (ii) operating cash flow determined in accordance with accounting principles generally accepted in the United States.  The Company’s calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

CB RICHARD ELLIS SERVICES, INC (1)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
Assets:
Cash and cash equivalents	$19,288	$79,574
Warehouse receivable(2)	11,625	63,140
Other current assets	207,107	223,351
Property and equipment, net	66,706	66,634
Goodwill and other intangible assets, net	667,382	668,219
Deferred taxes, non current	36,297	36,376
Deferred compensation assets	63,396	63,642
Other assets	134,346	139,169

Total assets	$1,206,147	$1,340,105

Liabilities:
Current liabilities, excluding debt	$211,563	$288,891
Warehouse line of credit(2)	11,625	63,140
Revolver and swingline credit facility	13,500	-
Senior secured term loan tranche A	36,875	38,750
Senior secured term loan tranche B	181,762	182,225
11 1/4% senior subordinated notes	225,998	225,943
Other debt(3)	61,733	60,988
Deferred compensation liability	106,549	106,252
Other long-term liabilities	45,048	43,301

Total liabilities	894,653	1,009,490

Minority Interest	5,727	5,615

Stockholders' equity	243,168	263,137
Mezzanine notes	62,599	61,863

Total stockholders' equity	305,767	325,000

Total liabilities and stockholders' equity	$1,206,147	$1,340,105

(1)                                  CB Richard Ellis Services, Inc. is a wholly owned subsidiary of CBRE Holding, Inc.

(2)                                  Includes Freddie MAC loan receivables and related non-recourse warehouse line of credit of $11.6 million and $63.1 million at March 31, 2003 and December 31, 2002, respectively.

(3)                                  Includes non-recourse debt relating to a building investment in Japan of $39.4 million and $40.0 million at March 31, 2003 and December 31, 2002, respectively.